Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 650,000 shares of common stock for issuance under the 2016 Employment Commencement Incentive Plan of Coherus BioSciences Inc. of our reports dated February 28, 2019, with respect to the consolidated financial statements of Coherus BioSciences, Inc. and the effectiveness of internal control over financial reporting of Coherus BioSciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 9, 2019